Exhibit 10.36

FIRST AMENDMENT TO THE
SATELLITE CAPACITY LEASE

This First Amendment, effective as of October 4, 2007 (“Effective Date”) hereby amends the Satellite Capacity Lease that was entered into by and between COLORADO SATELLITE BROADCASTING, INC. a Colorado Corporation (“Network”) and TRANSPONDER ENCRYPTION SERVICES CORPORATION (“TESC”) as of the 24th day of October, 2006 (the “Agreement”).  Except as otherwise indicated herein, capitalized terms used in this Second Amendment shall have the same meaning as set forth in the Agreement.

In consideration of the mutual covenants set forth herein, and for other valuable consideration, the sufficiency of which is hereby acknowledged, Network and TESC agree as fellows:

1.                                       Amendments to Agreement.  The following provisions amend certain provisions set forth in the Agreement and such provisions shall govern the parties’ relationship with respect to the lease of encoded-video-file-server storage and streaming.

Rent and Residual Revenues.  Section 3.1.5 of the Agreement is hereby modified by inserting the following at the end of such Section, “Single Purchase Revenues, shall include but are not limited to revenues associated with the lease of encoded-video file-server storage and streamlining capacity by TESC to Network. Encoded-video file-server(s) shall be owned, maintained, and hosted by TESC and shall be dedicated for content delivery use only by and for TESC for the purpose of delivery of content to TESC Customers.”

Telephone Charges.  Section 3.3 of the Agreement is hereby modified by inserting the following at the end of such Section.  “Notwithstanding the foregoing, in the event that New Frontier Media, Inc. and EchoStar Satellite Operating Corporation enter into that certain “EchoStar Services Agreement” pertaining to the delivery of teleport services, this Section shall no longer apply and no charge will be due from Network as a result of an interruption of service or other transmission failure that is directly attributable to said transport services including the failure of Network to meet technical metrics provided by TESC that result in an inability to deliver service to TESC.”

Reports.  Section 4.1 of the Agreement is hereby modified by inserting the following as new subsection (e), “any viewership information with respect to server-delivered encoded-video-files that TESC provides to other similarly-situated lessees in the ordinary course of business.”

2.                                       All of the terms and conditions set forth in the Agreement shall remain in full force and effect, except to the extent that such terms and conditions are modified by or in conflict with the provisions of this First Amendment, in which case the provisions of this First Amendment shall prevail.  Subject to the foregoing, this First Amendment and the Agreement (including all other amendments, addenda, schedules and exhibits thereto) shall be deemed one and the same document, and references in the Agreement to the “Agreement” shall be deemed to refer to the Agreement as amended by this First Amendment

ACCEPTED AND AGREED:

TRANSPONDER ENCRYPTION		COLORADO SATELLITE
SERVICES CORPORATION		BROADCASTING, INC.

By:	/s/ Mark Jackson	By:	/s/ Scott A. Piper
Name:	Mark Jackson	Name:	Scott A. Piper
Title:	President TESC	Title:	Chief Information Officer